UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 3, 2007

FLOW INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-12448	91-1104842
(Commission File Number)	(IRS Employer Identification No.)

23500 64th Avenue South, Kent, Washington	98032
(Address of Principal Executive Offices)	(Zip Code)

(253) 850-3500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2007, Flow International Corporation (the “Company”) and Charles M. Brown entered into an Employment Agreement (the “Agreement”) relating to the appointment of Mr. Brown as the Company’s new Chief Executive Officer. It is anticipated that Mr. Brown will begin his employment relationship in the middle of July, after the Company files its Annual Report on Form 10-K for the fiscal year ended April 30, 2007 (referred to as the “Effective Date”). Stephen Light will continue to serve as the Company’s Chief Executive Officer until such time. A press release announcing the appointment of Mr. Brown as the Company’s new Chief Executive Officer is attached hereto as Exhibit 99.1.

Charles M. Brown, age 48, was the President and Chief Operating Officer of the Pump, Pool and Spa Divisions at Pentair, Inc, a company with 2006 revenues of approximately $3.15 billion, from April 2005 through October 2006. From August 2003 to April 2005, Mr. Brown was the President and Chief Operating Officer of the Pentair Tools Group (which was acquired by Black & Decker Corporation in 2004). Prior to that, Mr. Brown was the President/General manager of Aqua Glass Corporation, a Masco Corporation company, from 1996 to August 2003.

The Agreement provides for a period of employment that begins on the Effective Date and, unless terminated earlier, ends on April 30, 2010. Subject to the terms and conditions of the Agreement, Mr. Brown will receive, among other things:

•	An annual base salary of $500,000;

•	An annual performance-based bonus set at a target of 70% of base salary (but not more than 140% of base salary);

•

The ability to participate in a new annual equity-based incentive plan for senior executives of the Company and acquire an annual grant of stock options and shares of restricted stock having an aggregate target value equal to 200% of base salary; and

•	An option to purchase 200,000 shares of the Company’s common stock vesting over a four-year period.

The Agreement also provides for other benefits, such as relocation payments and home closing expense reimbursements, a monthly financial planning allowance, vacation accrual, and eligibility to participate in life insurance, health insurance, 401(k) and similar benefit plans of the Company.

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In general, the compensation and benefits described in the paragraph above will be provided to Mr. Brown in connection with his employment with the Company through the end of the employment term. However, Mr. Brown will not be entitled to all such described compensation and benefits if his employment is terminated prior to the end of the employment term by the Company for Cause (as defined in the Agreement) or by resignation of Mr. Brown other than for Good Reason (as defined in the Agreement) but rather, Mr. Brown will only be entitled to receive base salary and other bonuses and compensation earned as of the date of termination. In the event that Mr. Brown’s employment is terminated prior to the end of the employment term by the Company other than for Cause or by resignation of Mr. Brown for Good Reason, then Mr. Brown shall generally be entitled to receive as severance the following: two years of the then-current base salary, two annual bonuses, immediate vesting in all outstanding stock options and restricted stock awards, and the reimbursement for two years of premiums paid for life, hospitalization and disability insurance plan coverage.

In the event that Mr. Brown’s employment is terminated due to the employment term of the Agreement expiring, then Mr. Brown shall generally be entitled to receive as severance the following: one year of the then-current base salary, one annual bonus, and the reimbursement for one year of premiums paid for life, hospitalization and disability insurance plan coverage. If the Agreement terminates by reason of death, then the Company shall provide for immediate vesting in all outstanding stock options and restricted stock awards.

In the event that the Executive’s employment is terminated within one year after a Change in Control other than for Cause or by resignation of Mr. Brown for Good Reason, then Mr. Brown shall generally be entitled to receive as severance the following: two years of the then-current base salary, two annual bonuses, and the reimbursement for two years of premiums paid for life, hospitalization and disability insurance plan coverage.

The Agreement also contains confidentiality, non-competition, non-solicitation and indemnification provisions.

The foregoing summary is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached as Exhibit 99.2 to this report and which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1.	Press Release of Flow International Corporation dated July 5, 2007.

Exhibit 99.2.	Employment Agreement by and between Flow International Corporation and Charles M. Brown dated July 3, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOW INTERNATIONAL CORPORATION
(Registrant)

Date: July 5, 2007	By:	/s/ John S. Leness
John S. Leness
General Counsel and Secretary

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